EXHIBIT 99.2

Cadillac Jack, Inc. and
Subsidiaries

An Indirect Wholly Owned Subsidiary of Amaya
Gaming Group Inc.

Consolidated Financial Statements as of and
for the Years Ended December 31, 2013 and 2012,
and Independent Auditors’ Report

CADILLAC JACK, Inc. AND SUBSIDIARIES
(An Indirect Wholly Owned Subsidiary of Amaya Gaming Group Inc.)

TABLE OF CONTENTS
Page
CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE
YEARS ENDED DECEMBER 31, 2013 AND 2012:

Balance Sheets	3

Statements of Income (Loss) and Comprehensive Income (Loss)	5

Statements of Stockholder’s Deficit	6

Statements of Cash Flows	7

Notes to Consolidated Financial Statements	9

CADILLAC JACK, INC. AND SUBSIDIARIES
(An Indirect Wholly Owned Subsidiary of Amaya Gaming Group Inc.)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND 2012
	2013	2012
ASSETS

CURRENT ASSETS:
Cash	$14,252,639	$8,247,947
Restricted cash	5,000,000	—
Accounts receivable — net	8,974,921	8,775,011
Inventory — net	5,732,529	7,029,936
Other current receivables	2,184,863	6,598,727
Current portion of deferred costs	1,086,000	160,892
Prepaid expenses and other current assets	1,147,436	1,891,919
Current deferred tax assets	7,161,332	1,835,437

Total current assets	45,539,720	34,539,869

PROPERTY AND EQUIPMENT — Net	28,615,554	24,198,168

OTHER ASSETS:
Restricted cash	—	5,000,000
Deferred financing costs	1,878,484	5,437,459
Intangible assets — net	9,705,689	8,690,906
Noncurrent deferred tax assets	10,852,129	19,022,069
Deferred costs	3,662,500	93,666
Other noncurrent assets	639,553	96,279

TOTAL ASSETS	$100,893,629	$97,078,416

LIABILITIES AND STOCKHOLDER’S DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$8,050,328	$11,207,835
Due to Amaya	4,667,082	—
Accrued sales and value-added taxes	1,085,502	2,164,633
Income taxes payable	—	145,077
Current portion of long-term debt	1,986,233	5,863,767
Current portion of obligations under capital lease	693,342	605,852

Total current liabilities	16,482,487	19,987,164

LONG-TERM LIABILITIES:
Long-term debt — net of current portion	158,400,000	104,886,233
Other long-term liabilities	976,226	407,120
Obligations under capital lease — net of current portion	372,329	588,566

Total liabilities	176,231,042	125,869,083

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDER’S DEFICIT:
Common stock — voting; $0.01 par value — authorized, issued, and outstanding, 1,000 shares	10	10
Additional paid-in capital	52,920,050	108,085,959
Accumulated other comprehensive loss	(247,120)	(321,734)
Accumulated deficit	(18,010,353)	(26,554,902)
Deemed distribution	(110,000,000)	(110,000,000)

Total stockholder’s deficit	(75,337,413)	(28,790,667)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$100,893,629	$97,078,416
See notes to consolidated financial statements.

CADILLAC JACK, INC. AND SUBSIDIARIES
(An Indirect Wholly Owned Subsidiary of Amaya Gaming Group Inc.)

CONSOLIDATED STATEMENTS OF INCOME/(LOSS) AND COMPREHENSIVE INCOME/(LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
NET SALES	$ 84,930,843	$ 77,677,463

SALES TO AMAYA	330,000	—

TOTAL NET SALES	85,260,843	77,677,463

COST OF GOODS AND SERVICES	26,020,244	24,660,506
RESEARCH AND DEVELOPMENT

SELLING, GENERAL, AND ADMINISTRATIVE	30,914,058	34,186,265

COSTS ASSOCIATED WITH ACQUISITION ACTIVITY	—	11,148,332

INSURANCE SETTLEMENT	(890,000)	—

INCOME FROM OPERATIONS	29,216,541	7,682,360

OTHER INCOME (EXPENSE):
Interest income	25,485	4,928
Interest expense	(11,982,445)	(12,749,424)
Write-off of deferred financing costs	(3,638,653)	(105,514)
(Loss) gain on foreign currency transactions	(27,572)	1,208,265

Total other expense	(15,623,185)	(11,641,745)

NET INCOME (LOSS) BEFORE INCOME TAXES	13,593,356	(3,959,385)

INCOME TAX EXPENSE	(5,048,807)	(641,021)

NET INCOME (LOSS)	8,544,549	(4,600,406)

OTHER COMPREHENSIVE INCOME — Foreign
currency translation	74,614	63,905

COMPREHENSIVE INCOME (LOSS)	$ 8,619,163	$ (4,536,501)
See notes to consolidated financial statements.

CADILLAC JACK, INC. AND SUBSIDIARIES
(An Indirect Wholly Owned Subsidiary of Amaya Gaming Group Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Common Stock Class A		Common Stock Class B
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Treasury Stock at Cost	Treasury Stock Distribution	Total Stockholder’s Deficit
BALANCE — December 31, 2011	35,000,000	$35,000	36,400	$36	$10,562,947	$(385,639)	$(21,954,496)	$(2,048,129)	—	$(13,790,281)
Stock compensation expense	—	—	—	—	1,274,735	—	—	—	—	1,274,735
Conversion debt to equity	278,999,995	279,000	—	—	55,520,999	—	—	—	—	55,799,999
Repurchase Class B shares	—	—	(36,400)	(36)	(16,641)	—	—	—	—	(16,677)
Cancellation of shares	(313,999,995)	(314,000)	—	—	(1,734,129)	—	—	2,048,129	—	—
Issuance of new shares	1,000	10	—	—	—	—	—	—	—	10
Capital contribution	—	—	—	—	42,478,048	—	—	—	—	42,478,048
Deemed distribution related to debt	—	—	—	—	—	—	—	—	(110,000,000)	(110,000,000)
Other comprehensive income	—	—	—	—	—	63,905	—	—	—	63,905
Net loss	—	—	—	—	—	—	(4,600,406)	—	—	(4,600,406)
BALANCE — December 31, 2012	1,000	10	—	—	108,085,959	(321,734)	(26,554,902)	—	(110,000,000)	(28,790,667)
Stock compensation expense	—	—	—	—	714,805	—	—	—	—	714,805
Excess tax benefit from stock compensation	—	—	—	—	155,014	—	—	—	—	155,014
Distribution to Amaya of debt proceeds	—	—	—	—	(51,035,728)	—	—	—	—	(51,035,728)
Declared distribution to Amaya of restricted cash	—	—	—	—	(5,000,000)	—	—	—	—	(5,000,000)
Other comprehensive income	—	—	—	—	—	74,614	—	—	—	74,614
Net income	—	—	—	—	—	—	8,544,549	—	—	8,544,549
BALANCE — December 31, 2013	1,000	$10	—	—	$52,920,050	$(247,120)	$(18,010,353)	—	$(110,000,000)	$(75,337,413)
See notes to consolidated financial statements.

CADILLAC JACK, INC. AND SUBSIDIARIES
(An Indirect Wholly Owned Subsidiary of Amaya Gaming Group Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,544,549	$(4,600,406)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	9,442,208	8,116,190
Amortization of intangible assets	4,096,938	2,976,263
Deferred taxes	2,999,057	(1,621,506)
Share-based compensation	714,805	1,274,735
Amortization of deferred financing costs	1,873,349	365,119
Write-off deferred financing costs	3,638,653	—
Loss on sale of property and equipment	148,138	50,969
Write-off of licenses and software	111,621	283,039
Costs related to sales of previously leased gaming machines and third-party licenses	353,992	60,722
Costs related to sales of gaming machines under capital lease	109,930	—
Impairment of property and equipment	350,830	—
Provision for doubtful accounts	734,437	230,265
Inventory write-down	123,418	143,762
Settlement with Founder	—	1,500,000
Insurance proceeds related to personal property coverage for property losses incurred during 2011	(684,615)	—
Changes in assets and liabilities:
Accounts receivable	(1,465,113)	(2,556,006)
Inventory	(1,313,197)	(2,942,708)
Other current receivables	4,413,864	(1,690,685)
Deferred costs	(2,669,842)	300,075
Prepaid expenses and other current assets	1,111,187	(403,669)
Other noncurrent assets	(12,508)	318,209
Accounts payable and accrued expenses	(5,528,125)	4,363,990
Accrued sales and valued-added taxes	(1,079,131)	408,672
Other long-term liabilities	569,106	2,521,425
Deferred revenue	—	(148,272)

Net cash provided by operating activities	26,583,551	8,950,183

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to gaming operation equipment and other property and equipment	(12,332,536)	(7,597,352)
Restricted cash	—	(5,000,000)
Payments to acquire or license intangible assets	(4,889,284)	(3,958,837)
Insurance proceeds related to personal property coverage for property losses incurred during 2011	684,615	—
Proceeds from disposals of property and equipment	152,837	81,602

Net cash used in investing activities	(16,384,368)	(16,474,587)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(110,363,767)	(3,983,208)

Proceeds from long-term debt	160,000,000	—
Payments of obligations under capital leases	(881,678)	(1,582,594)
Deferred financing costs	(1,953,027)	(828,000)
Capital contributions	—	19,215,083
Distribution to Amaya	(51,035,728)	—
Repurchase Class B common stock	—	(16,677)

Net cash (used in) provided by financing activities	(4,234,200)	12,804,604

NET INCREASE IN CASH	5,964,983	5,280,200

EFFECT OF EXCHANGE RATES ON CASH	39,709	(505,566)

CASH — Beginning of year	8,247,947	3,473,313

CASH — End of year	$14,252,639	$8,247,947

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for interest	$11,228,406	$2,770,304

Cash paid during the year for income taxes	$2,219,340	$2,376,456
See notes to consolidated financial statements.

CADILLAC JACK, INC. AND SUBSIDIARIES
(An Indirect Wholly Owned Subsidiary of Amaya Gaming Group Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

1.	The Company

Cadillac Jack, Inc. and subsidiaries (the “Company”), an indirect wholly owned subsidiary of Amaya Gaming Group Inc. (“Amaya”), is a diversified gaming company that specializes in the design, manufacturing, operation, sales, and servicing of gaming technologies for the global gaming marketplace. The Company’s sales and marketing efforts focus on Native American Class II and Class III commercial gaming markets. The Company also derived some revenue from sales of products in the Amusement with Prizes markets. The Company markets throughout the United States and international gaming markets, primarily Mexico.

The Company was acquired by Amaya, a publicly listed corporation incorporated in Quebec, Canada, by way of a merger with Odyssey Acquisition Corporation (an indirect subsidiary of Amaya). The effective date of the acquisition was November 5, 2012. Amaya’s common shares are listed on the Toronto Stock Exchange under the symbol “AYA.” The allocation of the purchase price including fair value adjustments are not reflected in the Company’s consolidated financial statements. Included in selling, general, and administrative expense for 2012 is $11,148,332 of acquisition-related costs.

In December 2012, the Company sold certain accounts receivables, all the inventory and property and equipment related to a division specializing in providing gaming machines and parts for the Amusement with Prizes markets in the United States for $300,000. Revenues for the year ended December 31, 2012, were approximately $1,600,000. The results of operations and cash flows for this division were not material to the consolidated financial statements.

2.	Summary of Significant Accounting Policies

Principles of Presentation and Consolidation - The accompanying consolidated financial statements include the accounts of Cadillac Jack, Inc., and the following wholly owned subsidiaries: Comercializadora de Juegos Cadillac Jack de Mexico, Servicios Administrativos CJ de Mexico, and Equipos y Soluciones Tecnologicas. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and include all adjustments necessary to fairly present the Company’s consolidated financial position, results of operations, and cash flows for each period presented.
All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Estimates are used for, but not limited to, the accounting for doubtful accounts, allowance for obsolete inventory, lease receivables, sales tax accrual, revenue recognition, deferred taxes, contingencies, and useful lives of property and equipment and intangible assets in determining depreciation and amortization, respectively. Actual results could differ from those estimates.

Revenue Recognition - The Company recognizes revenue when all of the following have been satisfied:

•	Persuasive evidence of an arrangement exists.

•	The price to the customer is fixed and determinable.

•	Delivery has occurred.

•	Collection is reasonably assured.

Gaming Operations Revenue - Gaming operations revenue consists of the operation of linked progressive systems and the rental of gaming devices, game content, and the related systems placed with customers. Fees under these arrangements are earned and recognized based on a share of money wagered, a share of the net winnings, or on a fixed daily rate. The daily fee entitles the customer to full use of the gaming device and includes maintenance, licensing of the game content software, and connection to a linked progressive system, where applicable. In certain markets, the Company also charges a daily system connection fee for the customer to connect to a central determination system and/or back-

office system. The Company does not consider these arrangements to have multiple revenue-generating activities as the services offered are a comprehensive solution in exchange for a daily fee. All of the products and services delivered simultaneously provide the customer with rights to use tangible gaming devices and software that is essential to the functionality of the gaming devices. Gaming operations revenue is recognized under general revenue recognition guidance as the services are delivered.

Wide Area Progressive (WAP) - WAP systems consist of linked slot machines located in multiple casino properties, which connect to the Company’s central computer system. WAP games differ from stand‑alone units in that a progressive jackpot increases with every wager until a player wins the top award. Revenues are recognized for each gaming machine based upon a percentage of amounts wagered on the gaming machine. Revenues are recognized as earned and when collectability is reasonably assured. Jackpots are payable immediately at the time the prize is awarded to the player and recorded as costs of goods sold.

The Company’s product sales revenues are generated from the sale of gaming machines and parts. Product sales are recognized upon delivery.

Service revenues include support and maintenance on machines, engineering services, installation, and management services. Services are recognized as they are provided.

Software License Fees - The Company also earns license fees from customers. License fees are generally billed at fixed monthly amounts per machine and recognized over the license period.

Multiple-Element Arrangements - The Company enters into revenue arrangements that may consist of multiple deliverables of its products and services. For example, customers may enter into arrangements with the Company for the implementation of systems software and the sale of gaming devices. Arrangements for the implementation of systems software will generally include a combination of systems software licenses, systems-based hardware products, maintenance and product support fees, and professional services. Certain gaming equipment arrangements may also include the sale of gaming devices. For sales arrangements with multiple deliverables, the Company divides deliverables into separate units of accounting, if:

•
The delivered items have stand‑alone value to the customer. The items have value on a stand-alone basis if they are sold separately by any vendor or the customer could resell the delivered items on a stand-alone basis.

•	Delivery of any undelivered item is considered probable and substantially in the Company’s control.

The arrangement price is allocated to each of the elements based on the estimated selling prices of each element. Estimated selling prices are the Company’s best estimates of the prices that would be charged to customers if the stand-alone elements were separately sold and included considerations of prices charged by the Company for similar deliverables. The revenue related to the gaming machines and license fees and related costs are recognized upon delivery. Revenue related to revenue share is recognized over the estimated life of the arrangement as the service is performed, which ranges from one to five years.

For arrangements that do not qualify for separate units of accounting, the up-front fees paid are recorded as deferred revenue and the up-front expenses incurred are capitalized as deferred costs. Revenue and costs are amortized over the estimated life of the arrangement.

In certain operating lease arrangements, the Company makes payments to customers early in the lease term as an incentive. These payments are accounted for as lease incentives and accordingly deferred and recognized ratably over the lease term as a reduction of revenue. The lease incentive asset is included in deferred costs in the consolidated balance sheet. Included in this amount as of December 31, 2013, is $2,451,600 in lease incentive payments contractually required to be made in 2014, and the corresponding liability is included in accounts payable and accrued expense in the consolidated balance sheet.

Customer Financing - Contracts with customers for gaming machine purchases include extended terms of three to five years. These agreements are secured by the related products sold. The contracts are individually reviewed for impairment and any allowance is based on a probability of collection analysis.

Restricted Cash - Restricted cash is the contractual amount held by a financial institutions pursuant to the term loans (see Note 11).

Allowance for Doubtful Accounts - The allowance for doubtful accounts represents the Company’s best estimate of probable future losses in the accounts receivable balance. This estimate was based on historical experience and other currently available evidence.

Inventory - Inventory is stated at the lower of cost or market using standard costs, which approximates the weighted-average method of valuing inventory. Inventory specifically allocated to manufacture gaming machines to be placed under revenue-sharing arrangements is reclassed to gaming machines under construction, included in property and equipment.

Inventory at December 31, 2013 and 2012, is composed of the following categories:

	2013	2012
Manufactured finished goods and work in process	$818,225	$1,475,834
Raw materials and parts inventory	5,040,001	5,679,294
Less allowance for obsolete inventory	(125,697)	(125,192)

Total inventory — net	$5,732,529	$7,029,936

Property and Equipment - The Company has property and equipment located throughout the United States and Mexico that are carried at cost. Expenditures for maintenance and repairs are expensed, while costs incurred for renewals and refurbishments that materially extend the life of the property and equipment are capitalized. Upon the sale, retirement or disposal of property and equipment, the asset cost and accumulated depreciation is eliminated from the financial statements. Any resulting gain or loss is included in operations. Sales of used games previously classified as gaming machinery and equipment are included in net sales, and the related net book value is included in cost of goods and services in the consolidated statements of income (loss) and comprehensive income (loss).

Long‑lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to their estimated future undiscounted cash flows. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount that the carrying amount of the assets exceeds the fair value of the assets. The Company recorded impairment charges of approximately $351,000 and $505,000 for the years ended December 31, 2013 and 2012, respectively. The impairment charges recorded were the net book value of the machines. The impairment charges are included in selling, general, and administrative expenses in the consolidated statements of income (loss) and comprehensive income (loss).

During 2013, the Company received insurance proceeds related to 223 leased machines and related equipment destroyed by fire in 2011 that were installed in a customer’s facility. The total recovery was $890,000 and is included in insurance settlement in the consolidated statement of income (loss) and comprehensive income (loss). In the consolidated statement of cash flows, the proceeds are allocated between the insurance recoveries attributable to business interruption and the insurance recoveries attributable to personal property damages. The recovery for business interruption of $205,385 is classified as a cash flow from operating activities. The recovery for personal property damages of $684,615 is classified as a cash flow from investing activities.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Computer equipment and software	3–5 years
Leasehold improvements	Shorter of lease term or useful life
Machinery and equipment	5–7 years
Gaming machines and equipment	5 years
Office furniture and fixtures	7–10 years
Vehicles	5 years

Gaming machines under construction and completed games not yet shipped are included in property and equipment if specifically allocated to a revenue-sharing arrangement.

Shipping and Handling Costs - The Company classifies shipping and handling amounts billed to customers as net sales and shipping and handling costs incurred as a component of cost of goods and services.

Advertising - Advertising is expensed as incurred. Advertising costs were approximately $1,460,000 and $1,292,000 for the years ended December 31, 2013 and 2012, respectively.

Stock Compensation - The Company accounts for new and modified share‑based payment transactions with employees, such as stock options and restricted stock awards, based on their fair values. Compensation expense is recognized over the vesting period.

Income Taxes - The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates scheduled to be in effect when temporary differences are expected to be recovered or settled. The effect of a change in enacted tax rates on the deferred tax assets and liabilities is recognized in income in the financial statement period when the new tax rates are enacted. The Company assesses the realizability of its deferred tax assets annually and records a valuation allowance when it is determined that it is more likely than not that a deferred tax asset will not be realized.

The Company recognizes uncertain tax positions taken or expected to be taken in a tax return when they are “more likely than not” to be sustained upon examination. A recognized tax position is recorded in the consolidated financial statements at the largest amount of benefit that has a greater than 50% likelihood of being realized upon settlement. Differences between the estimated liabilities and the amounts paid upon ultimate resolution with the taxing authorities are reflected as increases or decreases to income tax expense in the period in which they are determined.

The Company recognizes interest and penalties related to uncertain tax positions. Interest is included within interest expense.

Deferred Financing Costs - Deferred financing costs are amortized using the effective interest method over 48 months. Amortization expense is estimated to be approximately $420,000, $451,000, $486,000, and $522,000 for the years ending December 31, 2014, 2015, 2016, and 2017, respectively. The deferred financing cost of approximately $3,639,000 associated with debt extinguishment was written off during 2013 (see Note 11). The note payable to various lenders and Macquarie US Trading LLC as administrative agent was paid and canceled in December 2013. This financing was replaced with a note payable to various lenders and Wilmington Trust as administrative agent.

Research and Development and Software Development Costs - Capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in software and hardware technology.

The Company expenses all research and development costs associated with the establishment of technological feasibility for its software products to research and development costs. From the time of establishing technological feasibility through general release of the product, the Company capitalizes software development costs and reports them in the consolidated balance sheets as a component of capitalized software at the lower of unamortized cost or net realizable value. The Company amortizes capitalized software development costs upon general release of the product to customers and computes amortization on the greater of the amounts computed using the ratio of current gross revenues the product bears to the total of current and anticipated future gross revenues or the straight-line method over the estimated economic life of the product, generally three years.

The Company expensed research and development costs of approximately $12,566,000 and $14,084,000, included in selling, general, and administrative expense, for the years ended December 31, 2013 and 2012, respectively. The 2012 costs include a onetime retention bonus of approximately $1,800,000. The Company capitalized costs related to game certification of approximately $2,013,000 and $2,325,000 for the years ended December 31, 2013 and 2012, respectively. The Company also capitalized license fees paid to third parties of approximately $2,235,000 and $1,634,000 for the years ended December 31, 2013 and 2012, respectively.

Foreign Currency Translation - The Mexican peso has been used as the functional currency for the Company’s subsidiaries located in Mexico. Assets and liabilities denominated in the foreign currency are translated into U.S. dollars using the exchange rate in effect at the consolidated balance sheet dates. Revenues, expenses, and cash flows are translated at the average exchange rate in effect during the year. The foreign currency loss of $28,000 and gain of

$1,208,000 for the years ended December 31, 2013 and 2012, respectively, included in net income primarily relates to the effects of foreign exchange rate changes between the Mexican Peso and short-term intercompany loans denominated in the U.S. dollar.

Fair Value of Financial Instruments - The Company’s financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses, are carried at cost, which approximates their fair value due to short maturities. The carrying value of long-term debt approximates its fair value.

Prior Year Reclassification - Certain prior year amounts have been reclassified to conform with current year presentation.

Subsequent Events - The Company evaluated subsequent events through March 17, 2014, the date on which these consolidated financial statements were issued.

Recently Issued Accounting Guidance - In January 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2013-02, Other Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income, but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about those amounts. This guidance is effective for the Company on a prospective basis for reporting periods beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on the presentation of the Company’s consolidated financial statements.

In February 2013, the FASB issued ASU 2013-03, Financial Instruments (Topic 825): Clarifying the Scope of and Applicability of a Particular Disclosure to Nonpublic Entities, which clarifies that the requirement to disclose the level of the fair value hierarchy within which fair value measurements are categorized in their entirety (Level 1, 2, or 3) does not apply to nonpublic entities for items that are not measured at fair value in the consolidated statement of financial position, but for which fair value is disclosed. The adoption of this guidance is not expected to have a material impact on the Company’s fair value disclosures.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, that requires companies to present unrecognized tax benefits as a reduction to deferred tax assets when a net operating loss (NOL) carryforward, a similar tax loss or a tax credit carryforward exists, with limited exceptions. The amendments in guidance are effective for fiscal years, and interim periods within those years, beginning after December 15, 2014. The Company adopted early with no material impact on the consolidated financial statements.

3.	Accounts Receivable

The Company extends credit to customers located throughout North America and Latin America based on the size of the company, its payment history, and other factors. The Company does not require collateral for its accounts receivable. The amount of accounting loss due to credit risk the Company would incur if the parties to the accounts receivable failed to perform according to the terms of the agreement would be the balance of the accounts receivable - net of the allowance for doubtful accounts.

Accounts receivable at December 31, 2013 and 2012, consisted of the following:

	2013	2012
Trade receivable	$ 9,451,471	$ 9,117,412
Unbilled receivable	935,802	685,378
Less allowance for doubtful accounts	(1,412,352)	(1,027,779)

Accounts receivable — net	$ 8,974,921	$ 8,775,011

In 2013, the Company entered into certain sales-type lease arrangements. The components of the net investment in sales-type leases as of December 31, 2013 and 2012, are as follows:

	2013	2012
Total minimum lease payments receivable	$ 887,089	—
Less: unearned income	(108,347)	—

Net investment in sales-type leases	$ 778,742	—

The current maturity of net investment in sales-type leases is included in trade accounts receivable. The noncurrent maturity of net investment in sales-type leases is included in other noncurrent assets. The present value of minimum lease payments receivable, unearned finance income, and future minimum lease payment receivable are as follows:

	Present Value of Minimum Lease Payments Receivable	Unearned Finance Income	Future Minimum Lease Payments Receivable
2014	$ 247,977	$ 60,083	$ 308,060
2015	271,238	36,822	308,060
2016	259,527	11,442	270,969

Net investment in sales-type leases	$ 778,742	$ 108,347	$ 887,089

4.	Property and Equipment

During 2013, the Company sold previously leased gaming machines and third-party licenses with a net book value of approximately $354,000 for $1,094,000. During 2012, the Company sold previously leased gaming machines and third-party licenses with a net book value of approximately $61,000 for $180,000. Also during 2013, the Company recorded an impairment of idle gaming equipment totaling $351,000 that is included in accumulated depreciation.

Property and equipment at December 31, 2013 and 2012, consisted of the following:

At Cost	2013	2012

Computer equipment and software	$ 3,207,386	$ 2,782,471
Leasehold improvements	738,987	576,275
Machinery and equipment	142,322	255,671
Gaming machines and equipment	72,573,711	59,742,705
Gaming machines under construction	209,420	—
Office furniture and fixtures	1,302,088	1,070,994
Vehicles	17,988	57,092

	78,191,902	64,485,208

Less accumulated depreciation	(49,576,348)	(40,287,040)

Property and equipment — net	$ 28,615,554	$ 24,198,168

5.	Intangible Assets

Third-party licenses consist of license fees for game titles developed by third parties and license fees to third parties for using certain technologies. Capitalized certification costs are related to certifying games for play in certain jurisdictions. Patents include third-party costs associated with filing applications and defending patents.

Intangible assets at December 31, 2013 and 2012, consist of the following:

	Gross	Accumulated Amortization	Net	Life
2013

Third-party licenses	$ 13,715,425	$ (8,432,027)	$ 5,283,398	3–5 years
Capitalized certification costs	10,541,452	(6,622,129)	3,919,323	3 years
Patents	503,674	(706)	502,968	10 years

Total	24,760,551	(15,054,862)	9,705,689

Less items not in service	(3,207,840)	—	(3,207,840)

Total costs subject to amortization	$ 21,552,711	$ (15,054,862)	$ 6,497,849

2012

Third-party licenses	$ 12,022,998	$ (7,402,632)	$ 4,620,366	3–5 years
Capitalized certification costs	8,528,457	(4,457,917)	4,070,540	3 years

Total	20,551,455	(11,860,549)	8,690,906

Less items not in service	(2,824,924)	0	(2,824,924)

Total costs subject to amortization	$ 17,726,531	$ (11,860,549)	$ 5,865,982

Amortization expense for the next five years and thereafter for items in service at December 31, 2013, is estimated to be as follows:

Years Ending
December 31

2014	$ 3,050,060
2015	2,024,599
2016	890,393
2017	347,716
2018 and thereafter	185,081

$ 6,497,849

6.	Deferrred Costs

Deferred costs consist of amounts paid or payable to lessees of the Company’s gaming machines to secure new lease arrangements. The costs are deferred and recognized ratably over the minimum lease term as a reduction to revenue. Deferred costs at December 31, 2013, consisted of the following:

Paid to lessees	$2,924,400
Payable to lessees in 2014	2,451,600

Total	5,376,000

Less accumulated amortization	(627,500)

Total	4,748,500

Less current portion	(1,086,000)

Noncurrent portion	$3,662,500

Future amortization of deferred costs as of December 31, 2013, will be as follows:

Years Ending
December 31
2014	$ 1,086,000
2015	1,081,500
2016	1,068,000
2017	1,068,000
2018 and thereafter	445,000

$ 4,748,500

7.	Related-Party Transactions

During 2012, transactions with Amaya were primarily related to the acquisition of the Company by Amaya. Such transactions included reimbursement of certain acquisition-related costs, capital contributions from Amaya, and deemed distributions (see Notes 1, 9, 11, and 17).

During 2013, the Company distributed approximately $51,036,000 in proceeds from the new debt financing (see Note 11) to an indirect wholly owned subsidiary of Amaya. Additionally, the Company agreed to make a $5,000,000 distribution to Amaya in 2014 related to the fulfilment of certain conditions under the acquisition and merger agreement (see Note 11). Finally, in 2013, Amaya purchased 11 game licenses from the Company for $330,000.

On September 14, 2009, pursuant to a sales agreement, the Company sold machines for consideration of $1,750,000 to Nailsea Holdings, Inc. (“Nailsea”), a company under common control before the Amaya acquisition on November 5, 2012. Substantial risk of ownership did not transfer; accordingly, the Company accounted for this transaction as a capital lease. The interest expense on the lease was approximately 410,000 for the year ended December 31, 2012. The outstanding balance was paid in full and the agreement was canceled in November 2012.

The Company had various subordinated notes payable to Smart Games Hungary Kft (SGH), an entity controlled by the former controlling shareholder of the Company, which together with accrued interest, were amended and consolidated into one convertible secured promissory note in the principal amount of $50,587,980 during 2010. In 2012, SGH converted all of the principal balance, along with accrued interest of approximately $5,212,000 into the Company’s Class A common stock at a price of $0.20 per share. Interest expense on the debt previously owed to SGH was approximately $8,570,000 for the year ended December 31, 2012.

During 2011, the Company entered into a note payable for $3,000,000 with an entity owned by a director of the Company whose directorship terminated in November 2012. Interest expense was approximately $47,000 for the year ended December 31, 2012. The outstanding balance was paid in full and the agreement was canceled in November 2012.

8.	Employee Benefit Plan

The Cadillac Jack, Inc. 401(k) Plan (“the Plan”) provides retirement benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute up to the maximum contributions as set periodically by the Internal Revenue Service. The Company may make a discretionary contribution to the Plan, not to exceed 15% of the total compensation of all participants as allowed under Section 401(k) of the Internal Revenue Code. The Company elected to make matching contributions of approximately $330,000 and $313,000 for the years ended December 31, 2013 and 2012, respectively.

9.	Share-Based Awards and Options

The purpose of the Amaya stock option plan is to attract, retain, and motivate employees and officers of the Company, and to promote the interests of the Company. The stock option plan permits the Board of Directors to grant either incentive stock options or nonqualified stock options to purchase shares of Amaya’s common stock. Amaya’s stock option plan authorized the issuance of options to purchase up to an aggregate of 9,300,000 shares of Amaya’s common stock, provided that the Board shall have the right, from time to time, to increase such number, subject to applicable laws. Certain options can become exercisable upon death or disability.

On November 30, 2012, Amaya granted an aggregate of 1,600,000 options to officers and employees of the Company. During 2013, Amaya granted an aggregate of 62,500 options to employees of the Company. The options are for purchase of Amaya stock. These grants were approved by Amaya’s Board of Directors. Stock compensation expense related to the Amaya stock option plan of approximately $715,000 and $38,000 is included in selling, general, and administrative expense for the years ended December 31, 2013 and 2012, respectively.

The activity in the Amaya stock option plan for the years ended December 31, 2013 and 2012, is summarized as follows:

	Options	Weighted-Average Exercise Price Canadian $

Options activity during 2012:

Granted	1,600,000	$ 4.24
Forfeited	—

Options outstanding at December 31, 2012	1,600,000	4.24

Granted	62,500	6.85
Exercised	(312,171)	4.24
Forfeited	(67,550)	4.24

Options outstanding at December 31, 2013	1,282,779

A summary of stock options outstanding at December 31, 2013 and 2012, is as follows:

	2013
Canadian $ Exercise Prices	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number of Options Vested and Exercisable

$4.24	1,220,279	3.92	76,506
6.00	12,500	4.41	—
6.33	20,000	4.70	—
7.55	30,000	4.97	—

	1,282,779		76,506

	2012
Canadian $ Exercise Prices	Number of Options Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number of Options Vested and Exercisable

$4.24	1,600,000	5.00	—

	1,600,000		—

The Company issued three separate grants of 12,500 options, 20,000 options, and 30,000 options in 2013, with grant-date fair values of $2.33 per option, $2.48 per option, and $3.10 per option, respectively. The grant-date fair value of each option granted in 2012 was $1.67.

The Black‑Scholes valuation model was used to estimate the option grant-date fair value based on following assumptions:

	2013	2012
Expected volatility	60%	60%
Risk-free interest rate	1.07%	1.07%
Dividend yield	- %	- %
Expected term in years	3.75 years	3.75 years

Expected volatility is estimated based on stock prices of comparable companies, as adjusted to take into account Amaya’s trading history. The risk-free interest rate is based on the average yield of government of Canada one- to three-year marketable bonds. The dividend yield is 0% as Amaya does not pay dividends. The expected life is estimated using the average of the vesting period and the contractual life of the options because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term.

There were 2,340,475 options available for future grants under the Amaya stock option plan at December 31, 2013. The unrecognized compensation cost expected to be recognized over the next four years is approximately $2,195,000.

10.	Income Taxes

The provision for income taxes at December 31, 2013 and 2012, consisted of the following:

	2013	2012

Current tax expense:
Federal	—	—
State	(5,918)	179,244
Foreign (including withholding taxes)	2,055,668	2,083,777

Total current tax expense	2,049,750	2,263,021

Deferred tax expense (benefit):
Federal	2,448,319	(1,182,000)
State	550,738	(17,000)
Foreign	(423,342)	(1,432,000)
Increase in valuation allowance	423,342	1,009,000

Total deferred tax expense (benefit)	2,999,057	(1,622,000)

Total income tax expense	$ 5,048,807	$ 641,021

The following is a summary of income before taxes of the United States and foreign operations for the years ended December 31, 2013 and 2012:

	2013	2012

Domestic	$ 19,402,954	$ 3,553,924
Foreign	(5,809,598)	(7,513,309)
Total	$ 13,593,356	$ (3,959,385)

Income tax expense differs from the amount computed using the statutory United States Federal income tax rate as follows for the years ended December 31, 2013 and 2012:

	2013	2012

Federal income tax at the statutory rate	34.0%	34.0%
State income taxes, net of federal benefits	3.3%	-2.0%
Foreign and United States tax rate differential	1.5%	-4.6%
Change in valuation allowance	3.1%	-25.5%
Change in liability for uncertain tax positions	-9.4%	0.0%
Interest expense	0.0%	0.0%
Tax credits	4.7%	-13.8%
Other permanent differences	-0.1%	-4.3%
Effective tax rate	37.1%	-16.2%

The income tax provision differs from the expense that would result from applying federal statutory rates to income before income taxes due to state income taxes, permanent book/tax differences, changes in estimates for uncertain tax positions, and also due to federal and state research and development tax credits available. The Company has recorded a full valuation allowance against deferred tax assets in Mexico and certain state jurisdictions due to the negative evidence outweighing the positive evidence related to the realization of these deferred tax assets. The valuation allowance against these deferred tax assets has been allocated pro rata between current and noncurrent deferred tax assets on a jurisdictional basis. The tax effects of temporary differences that give rise to significant portions of the current and noncurrent deferred tax assets and liabilities at December 31, 2013 and 2012, are presented as follows:

	2013	2012

Current — deferred tax asset (liability):
Allowance for doubtful accounts	$ 471,144	$ 326,000
Allowance for inventory obsolescence	45,302	45,000
Inventory book tax differences	30,438	82,000
Accrued expenses	1,925,727	1,362,000
Prepaid expenses	—	(45,000)
Net operating loss carryforward	5,697,708	—
Deferred revenue	—	298,000
Deferred costs	—	(58,000)

Total current deferred tax asset	8,170,319	2,010,000

Less valuation allowance	(1,008,987)	(175,000)

Net current deferred tax asset	$ 7,161,332	$ 1,835,000

Noncurrent — deferred tax asset (liability):
Deferred revenue	—	$ 168,000
Deferred costs	—	(34,000)
Accrued expenses	1,483,729	3,724,000
Depreciation and amortization	(2,039,993)	(78,000)
Other temporary differences	524,407	499,000
Foreign tax credit carryforward	10,302,458	8,111,000
Other tax credit carryforward	2,925,732	2,470,000
Stock compensation expense	54,575	15,000
Net operating loss carryforward	648,770	7,555,000

Total noncurrent deferred tax asset	13,899,678	22,430,000

Less valuation allowance	(3,047,549)	(3,408,000)

Net noncurrent deferred tax asset	$10,852,129	$19,022,000

The Company’s Mexican customers are required under the U.S.‑Mexico tax treaty to withhold 10% of their payments due to the Company for license fees, which can be used as tax credits on the Company’s U.S. federal income tax return. The tax credits are not refundable, but can be carried forward for 10 years to offset future tax liability. The credits begin to expire starting in 2016. The Company’s other tax credits relate to research and development activities and begin to expire in 2024. The Company also has NOL carryforwards for U.S. federal purposes of approximately $10,859,000, in Mexico of approximately $1,663,000 and various U.S. states of approximately $16,599,000. The federal NOL carryforwards begin to expire in 2031, the Mexican NOL carryforwards begin to expire in 2021, and the state NOL carryforwards begin to expire in 2022.

The utilization of the NOL carryforwards and tax credits is limited in the future in accordance with Section 382 and Section 383 of the Internal Revenue Code based on a change in control that occurred in 2012. A subsequent change in control could be caused by a share repurchase program, additional issuances of common stock by the Company, and acquisitions or sales of shares by certain holders of the Company’s shares, including persons who have held, currently hold, or may accumulate in the future 5% or more of the Company’s outstanding common stock. Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets on a jurisdictional basis. Based on this evaluation, a valuation allowance against the federal deferred tax assets was not necessary as of December 31, 2013 or 2012. The amount of the deferred tax asset considered realizable, however, could change if estimates of future taxable income during the carryforward periods are reduced or if objective positive evidence in the form of historical cumulative pretax book income is no longer present. In the various U.S. state jurisdictions, the Company believes it is more likely than not that the benefit from certain state credits and state NOL carryforwards will not be realized after evaluating its positive and negative evidence. The Company has provided a full valuation allowance of approximately $625,000 and $150,000 on the deferred tax assets relating to these state income tax credits and state NOL carryforwards, respectively. The Company also has approximately $3,431,000 of NOL carryforwards and other temporary differences in Mexico, which have a full valuation allowance.

No penalties or interests have been recorded on uncertain tax positions since no tax would be due. While not anticipated, the amount of unrecognized tax benefits may change for various reasons in the next 12 months; however, the Company does not expect that change to have a material impact on its consolidated financial position or results of operation. The Company is subject to taxation in the U.S. federal, various U.S. states, and Mexico jurisdictions. As of December 31, 2013, the Company’s tax years for 2002-2012 are subject to examination by taxing authorities. As of December 31, 2013, the Company is no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years before 2002.

The Company is permanently reinvested with respect to its investment in its foreign subsidiaries. Accordingly, no deferred income tax liability related to its foreign subsidiaries’ unremitted earnings has been included in the Company’s provision for income taxes. Upon distribution of those earnings in the form of dividends or, otherwise, the Company would be subject to income taxes and withholding taxes payable, which could potentially be offset by foreign tax credits. Determination of the amount of unrecognized deferred income tax liability is not practicable because of the complexities associated with the hypothetical calculation.

11.	Notes Payable and Long-Term Debt Long-Term Debt

Long-term debt at December 31, 2013 and 2012, consisted of the following:

	2013	2012

Note payable to various lenders and Wilmington Trust as administrative agent.
The term loans may be eurodollar loans or base rate loans as determined by the Company. Currently, when electing to use the eurodollar option, the loan bears an 8.0% interest rate, which assumes a London InterBank Offered Rate (LIBOR)
floor of 1.0%, plus 7.0%. The loan to each lender matures in 15 quarterly payments and bears an 8.0% interest rate. The remaining balance is due in 2017.
The loans are secured by all the assets of the Company.	$ 160,000,000	—

Note payable to various lenders and Macquarie US Trading LLC as administrative agent and as collateral agent. The term loans may be eurodollar loans or base rate loans as determined by the Company.
Currently, when electing to use the eurodollar option, the loan bears a 9.0% interest rate, which assumes a LIBOR floor of 1.25%,
plus 775 basis points. The loan to each lender matures in 11 escalating quarterly installments and bears a 9% interest rate. The remaining balance
is due in 2015. The loans are secured by all the assets of the Company.	—	110,000,000

Maturities of long-term debt for the next four years are summarized as follows:

Years Ending
December 31

2014	$ 1,986,233
2015	1,600,000
2016	1,600,000
2017	155,200,000

$160,386,233

In connection with the Amaya acquisition of the Company on November 5, 2012, the Company’s direct parent, Amaya Holdings Corporation (an indirect wholly owned subsidiary of Amaya) entered into a credit agreement with a syndicate of financial institutions for $110,000,000 of term loans. The term loans were used by Amaya to finance the acquisition, pay off the Company’s existing debt and fund the Company’s ongoing working capital needs. Amaya pledged its equity interests in the Company and its subsidiaries as a guarantee and as collateral. This agreement was canceled and paid in full with proceeds from new debt described below on December 20, 2013. The agreement required the Company to maintain a holdback account control agreement funded with $5,000,000 from proceeds of the term loans, which is required until the additional consideration is paid according to the acquisition and merger agreement on the second anniversary of the closing date (November 5, 2014). Early release of this provision of the acquisition and merger agreement was executed on November 11, 2013. However, $5,000,000 holdback amount continued to be held by the financial institutions and restricted from use by the Company as of December 31, 2013. In January 2014, the proceeds were released to the Company, and the Company subsequently transferred these proceeds to Amaya.

On December 20, 2013, the Company entered into a credit agreement with a different syndicate of financial institutions for $160,000,000 of term loans. This arrangement replaced the existing credit facility. The proceeds were also used to make a distribution to the Company’s direct parent and fund the ongoing working capital needs of the Company. Amaya pledged its equity interest in the Company and its subsidiaries as a guarantee and as collateral.

This agreement includes covenants covering financial condition (consolidated total leverage ratio, fixed‑charge coverage ratio, and earnings before interest, taxes, depreciation, and amortization (EBITDA)) and limitations on capital expenditure. The leverage ratio of consolidated total debt to consolidated EBITDA cannot be higher than the following amounts in the table below for each period‑end. Consolidated EBITDA as defined in the agreement is consolidated net income (loss), plus income tax expense; interest expense; amortization of debt issuance costs; depreciation; amortization; extraordinary expenses or losses; transaction expenses; other noncash charges fees losses or expenses; any fees or expenses paid in connection with any investment permitted by the agreement; fees and expenses paid to any agent under any loan document; cash payment for resolution of the IGT, Inc. (IGT), settlement (see Note 12) minus interest income; extraordinary income or gains; and other noncash gain or income. Minimum EBITDA requirements are shown in the table below for each period-end. The fixed-charge coverage ratio of consolidated EBITDA minus income taxes paid, maintenance capital expenditures, and restricted payments as defined in the agreement divided by consolidated cash interest expense and scheduled debt payments cannot be lower than the following amounts in the table below for each period‑end.

Period-End	Consolidated Total Leverage Ratio	Fixed- Charge Coverage Ratio	Consolidated EBITDA

March 31, 2014	4.50	1.75	$ 32,650,000
June 30, 2014	4.50	1.75	33,160,000
September 30, 2014	4.25	1.75	33,500,000
December 31, 2014	4.25	2.00	33,740,000
March 31, 2015	4.00	2.00	35,370,000
June 30, 2015	4.00	2.00	37,060,000
September 30, 2015	3.75	2.25	38,910,000
December 31, 2015	3.50	2.25	39,900,000
March 31, 2016	3.50	2.25	42,160,000
June 30, 2016	3.25	2.50	44,060,000
September 30, 2016	3.00	2.50	45,960,000
December 31, 2016	3.00	2.50	46,600,000
March 31, 2017	3.00	2.75	47,780,000
June 30, 2017	2.75	2.75	48,850,000
September 30, 2017, and thereafter	2.75	2.75	49,980,000

Capital expenditures cannot exceed $36,620,000, $37,360,000, $38,100,000, and $38,870,000 for the years ending December 31, 2014, 2015, 2016, and 2017, respectively. The Company may carry over to a subsequent year half of the amount of capital expenditures not expended in the preceding year. The Company was in compliance with its covenants for the period ended December 31, 2013.

12.	Commitments and Contingencies Litigation

Litigation - The Company and a former director of the Company reached a settlement agreement and mutual release that terminated a lawsuit with a former officer and director of the Company (“the Founder”). The Founder asserted that the former director authorized improper related-party transactions that caused the value of the Founder shares in the Company to decline, that the Company failed to reimburse Founder for various expenses, and that the Company has breached the employment contract with Founder. The Company denied all claims of wrongdoing and filed a counterclaim against Founder for breach of contract, breach of fiduciary duty, breach of duties of good faith, and loyalty and fraud. The Founder had also filed a lawsuit alleging that the Company conspired to cause an event of default on the loans related to real estate owned by the Founder. On September 21, 2012, the Company agreed to pay the Founder $1,500,000, which was recorded in selling, general, and administrative expense, in semiannual payments, plus 6% interest. The first payment was made on September 24, 2012, for $750,000. During 2013, two payments of approximately $202,000 were made. The remaining balance is due in two equal payments of approximately $202,000 during 2014.

The Company previously leased its office and operating facilities from the Founder. The lease term commenced in October 2004 and expired in October 2009. The Company continued to lease the building on a month-to-month basis through July 2010. Rent expense to the Founder for the year ended December 31, 2010, was approximately $359,000. The Founder also had litigation with the Company related to the lease on the building. During 2010, the Company settled the litigation related to the lease on the building and another lawsuit related to the purchase and sale agreement related to the Founder’s shares (see Note 15) and paid the Founder $150,000. The Company is currently a guarantor on one loan with an estimated balance of $1,038,000 as of December 31, 2013, related to the building the Company was leasing from the Founder. As part of the settlement of the lease litigation, the Company deposited $1,000,000 of the purchase price of the Founder’s shares into an escrow account, and if the Company is required to pay under the guarantee agreement related to the building, it can offset the amount paid in escrow as well as any amounts remaining on the Founder promissory note payable (see Note 15). No loss is expected on the guarantee as the balance owed to the Founder.

The Company licenses from IGT the right to use certain patented ticket-in, ticket-out technology (TITO) pursuant to certain agreements (collectively, the “TITO Agreements”). IGT exercised its right under the TITO Agreements to have an independent accounting firm audit the Company’s use of TITO and payment of related license fees. The Company received a preliminary report from IGT in April 2012 that asserted the Company owed IGT additional TITO royalties. In

November 2012, the Company and IGT reached a settlement in the amount of $1,500,000, of which $1,175,000, is included in selling, general, and administrative expense for the year ended December 31, 2012. The Company also agreed to prepay $1,500,000 toward the bulk purchase of new licenses to be used for future machines as these are placed in service. These payments were made during 2012.

The Company is subject to other lawsuits, claims, and other complaints arising out of the ordinary conduct of business. While the ultimate results and outcomes from these matters cannot be determined precisely, management, based in part upon the advice of legal counsel, believes that all matters are without merit or are of such amounts that would not have a material adverse effect on the Company’s consolidated financial position, operating results, or cash flows.

Capitalized Lease Obligations - The Company leases property and equipment under capital leases. Amortization associated with assets under capital leases is included in depreciation expense. The leases outstanding as of December 31, 2013 and 2012, require monthly payments ranging from $1,041 to $14,246 and $1,041 to $25,657, respectively, at interest rates ranging from 3.98% to 13.56% and 3.98% to 18%, respectively. The leases expire at various times through July 2016. The leases are secured by the related property and equipment.

A summary of property and equipment held under capital leases at December 31, 2013 and 2012, is as follows:

	2013	2012

Cost of equipment held under capital leases	$1,883,644	$1,759,582
Less accumulated amortization	(1,067,072)	(653,476)

Net equipment held under capital leases	$816,572	$1,106,106

The future minimum lease payments required under the capital leases and the present value of the net minimum lease payments at December 31, 2013, are as follows:

Years Ending
December 31

2014	$ 736,752
2015	320,868
2016	64,856

Total minimum lease payments	1,122,476

Less amount representing interest	(56,805)

1,065,671

Less current portion	(693,342)

$ 372,329

Operating Leases - The Company leases its office and operating facilities and certain equipment under operating lease agreements expiring on various dates through November 2017. Rent expense under the agreements was approximately $594,000 and $603,000 for the years ended December 31, 2013 and 2012, respectively. The Company has a deposit of approximately $14,000 on the Company’s headquarters building, which will be used to offset rent payments in 2014.

Future minimum lease payments under noncancelable operating leases at December 31, 2013, are as follows:

Years Ending
December 31

2014	$ 716,982
2015	706,888
2016	681,025
2017	644,729
2018	75,903

$ 2,825,527

Sales Tax Liability - The Company has operations in various states and counties in which they have not filed sales tax returns. During 2011, the Company completed a sales tax audit with one state and reached a settlement for approximately $510,000, which was paid in 2012. The Company has accrued approximately $94,000 as of December 31, 2013, which is the Company’s best estimate of its sales tax liabilities. The Company’s accounting policy is to include penalties and interest related to taxes in interest expense. Actual amounts could differ from estimates.

13.	Net sales and cost of goods and services

The following is a summary of the components of net sales and cost of goods and services for the years ended December 31, 2013 and 2012:

	2013	2012

Gaming operations services	$ 77,876,082	$ 74,728,999
Sales of equipment	7,054,761	2,948,464
Net sales	$ 84,930,843	$ 77,677,463

Cost of gaming operations services	22,913,223	22,958,458
Cost of equipment sales	3,107,021	1,702,048
Cost of goods and services	$ 26,020,244	$ 24,660,506

14.	Concentrations Significant Customer

Revenues from one major customer totaled approximately $21,125,000 and $15,208,000 and composed 25% and 20% of the revenues generated in 2013 and 2012, respectively. The outstanding receivables related to this customer were approximately $1,031,000 and $635,000 at December 31, 2013 and 2012, respectively. There were no other customers for which revenues composed more than 10% of total revenue during 2013 or 2012.

15.	Capital Stock Shareholder Buyout

The Company was party to a stockholders’ agreement dated October 2004, which was entered into by the Company, the Founder, and the majority shareholder. Pursuant to this agreement, the Company had the option to buy out the Founder upon the occurrence of certain events, such as termination of the Founder’s employment with the Company for any reason. The Company exercised this option in June 2008, after the termination of the Founder’s employment. The buyout was completed in January 2010. The purchase price of Founder’s shares and options, based on the valuation mechanism outlined in the agreement, was determined to be $2,048,000. In accordance with the terms of the stock purchase agreement, dated January 12, 2010, by and between the Company and the Founder, in exchange for these securities, the Company issued an amended and restated promissory note in the original principal amount of $1,308,000 requiring semiannual installments of principal and interest of $303,000 maturing on January 1, 2013. The Company paid the final semiannual installment of principal and interest of $303,000 in 2012, prior to maturity. At December 31, 2013 and 2012, the balance due on this note was $0 and $0, respectively.

Promissory Note Conversion to Stock - Immediately prior to the Amaya acquisition of the Company on November 5, 2012, SGH converted a secured promissory note totaling approximately $50,588,000 and accrued interest of $5,212,000 to 278,999,996 shares of the Company’s Class A common stock (see Note 7).

Cancellation of Class A and B Common Stock - All the outstanding shares of the Company, both Class A and Class B, were canceled in connection with the acquisition on November 5, 2012 (see Note 1). The Company’s Board authorized the issuance of 1,000 new shares of common stock in connection with the November 5, 2012, acquisition.

16.	Foreign Operations

The Company has a significant portion of its operations located in Mexico. Revenues related to Mexican operations were approximately $29,022,000 and $25,916,000 for the years ended December 31, 2013 and 2012, respectively. The net book value of property and equipment located in Mexico was approximately $11,803,000 and $11,473,000 at December 31, 2013 and 2012, respectively. These operations are subject to risks of currency fluctuations and changes in laws and regulations.

17.	SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

Significant noncash activities at December 31, 2013 and 2012, are as follows:

	2013	2012

Conversion of long-term related-party debt and accrued
interest to Class A common stock	—	55,799,999
Incurrence of long-term debt and establishment of
intercompany non-interest-bearing related-party receivable	—	110,000,000
Settlement of long-term debt and accrued interest by direct
Amaya recorded as capital infusion	—	18,492,975
Accrued distribution to Amaya related to early release of
hold back from 2012 acquisition	5,000,000	—
Capital infusion in connection with deferred financing costs	—	4,770,000
Cancelation of Class A common stock held in treasury	—	2,048,129
Cancelation of Class A common stock and issuance of new
common stock, and reclass between par and
additional paid-in capital	—	313,990
Contractual obligation and lease incentive asset related to
customer contract	2,451,600	—
Acquisition of property and equipment and prepaid
maintenance contracts under capital leases	752,931	1,396,713
Accrued capital expenditures	470,070	156,864

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